As filed with the Securities and Exchange Commission on June 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENERAL CANNABIS CORP.

(Exact name of registrant as specified in its charter)

Colorado	90-1072649
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6565 E. Evans Avenue

Denver, CO 80224

(Address of principal executive offices) (Zip Code)

2014 Equity Incentive Plan

Time-Based Options Award Plan

Performance-Based Options Award Plan

(Full titles of the plan)

 (303) 759-1300

(Telephone number)

Robert L. Frichtel

6565 E. Evans Avenue

Denver, Colorado 80224

(303) 759-1300

(Name, address, including zip code, and telephone number

Including area code, of agent for service)

Copies to:

Murray Indick, Esq.

John M. Rafferty, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Total Shares To Be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value, under the 2014 Equity Incentive Plan	5,000,000 (3)	$3.55	$17,750,000	$2,209.88
Common Stock, $0.001 par value, under the Time-Based Options Award Plan	600,000	$3.55	$2,130,000	$265.19
Common Stock, $0.001 par value, under the Performance-Based Options Award Plan	300,000	$3.55	$1,065,000	$132.59
Total	5,900,000	$3.55	$20,945,000	$2,607.65

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)   Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act, using the average of the high and low prices of the Registrant’s common stock on May 31, 2018, as reported by the OTC Market Group’s OTCQB.

(3)   Represents additional shares of common stock reserved for issuance under the 2014 Equity Incentive Plan.

EXPLANATORY STATEMENT

This registration statement on Form S-8 (this “Registration Statement”) relates to 5,000,000 shares of common stock of General Cannabis Corp. (the “Registrant,” the “Company,” “we,” “us” or “our”), $0.001 par value per share (the “Common Stock”), which are issuable pursuant to, or upon exercise of, options that have been granted or may be granted under our 2014 Equity Incentive Plan, as amended (the “2014 Plan”). Under the 2014 Plan, a total of 15,000,000 shares of Common Stock have been reserved for issuance upon the grant and exercise of options to employees, and/or to non-employees/consultants as the administrator of the 2014 Plan shall elect. 10,000,000 shares of Common Stock reserved for issuance under the Plan were previously registered on the Registrant’s registration statement on Form S-8 filed on April 25, 2016 (Commission File No. 333-210910) (the “Initial Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the Initial Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Initial Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

This Registration Statement also relates to 900,000 shares of Common Stock which are issuable upon exercise of an option (the “Option”) to purchase such shares granted to Michael Feinsod and approved by the Board of Directors of the Company on December 8, 2017 as an inducement material to Mr. Feinsod’s continued employment with the Company as Executive Chairman of the Board of Directors of the Company.  The Option consists of the following: (i) 600,000 shares subject to the Option have time-based vesting terms (the “Time-Based Options Award Plan”), with one-third of such shares vesting on each yearly anniversary of the date of grant, and (ii) 300,000 shares subject to the Option have performance-based vesting terms (the “Performance-Based Options Award Plan”) with (a) one-third of such shares vesting on the date on which the Twenty Day Average Trading Price (as defined in the applicable option agreement) for a share of Common Stock equals or exceeds $3.50,  (b) an additional one-third of such shares vesting on the date on which the Twenty Day Average Trading Price for a share of Common Stock equals or exceeds $5.00, and (c) the remaining one-third of such shares vesting on the date on which the Twenty Day Average Trading Price for a share of Common Stock equals or exceeds $6.50, in each case, in accordance with the applicable option agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the 2014 Plan, the Time-Based Options Award Plan and the Performance-Based Options Award Plan, as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act. The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into this Registration Statement) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

General Cannabis Corp.

6565 E. Evans Avenue

Denver, CO 80224

(303) 759-1300

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 12, 2018;

(b)

The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the SEC on May 11, 2018, and the Registrant’s Current Reports on Form 8-K filed with the SEC on January 8, 2018, January 30, 2018, February 23, 2018, March 7, 2018, April 13, 2018 and April 26, 2018; and

(c)

The description of the Registrant’s Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 11, 2011 (File No. 000-54457), and any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than information in such documents that is not deemed to be filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our articles of incorporation provide that we may indemnify any of our directors, officers, employees, fiduciaries, or agents to the full extent permitted by the Colorado Business Corporation Act as in effect at the time of the conduct by such person.  Our bylaws provide that we shall indemnify our directors in their capacities as directors pursuant to the procedures set forth in, and to the full extent authorized by, Colorado law and that we may indemnify and advance expenses to our officers, employees, fiduciaries and agents as we deemed appropriate and as permitted by Colorado law.

Section 7-109-103 of the Colorado Business Corporation Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promoter, trustee of, or similar position with, another corporation or other entity or of any employee benefit plan (a “Director”) or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which the Director was a party, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation. Our articles of incorporation do not contain any such limitation.

Section 7-109-102 of the Colorado Business Corporation Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director, against any obligation incurred with respect to a Proceeding, to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the Director conducted himself or herself in good faith and the Director reasonably believed, in the case of conduct in an official capacity with the corporation, that the Director’s conduct was in the corporation’s best interests and, in all other cases, the Director’s conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the Director had no reasonable cause to believe that his or her conduct was unlawful.  A corporation may not indemnify a Director in connection with any Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit.

Section 7-109-105 of the Colorado Business Corporation Act authorizes a court of competent jurisdiction to order indemnification if it determines that the Director is (i) entitled to mandatory indemnification under Section 7-109-103 (in which case the court also shall order the Colorado corporation to pay the Director’s reasonable expenses incurred to obtain court-ordered indemnification) or (ii)

fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the Director met the standard of conduct under Section 7-109-102 or was adjudged liable in an action by or in the right of the corporation or on the basis that he or she derived an improper personal benefit (except that the indemnification in these circumstances is limited to the reasonable expenses incurred in connection with the Proceeding and reasonable expenses incurred to obtain court-ordered indemnification).

Under Section 7-109-107 of the Colorado Business Corporation Act, unless otherwise provided in its articles of incorporation, a Colorado corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

Section 7-109-104 of the Colorado Business Corporation Act authorizes a Colorado corporation to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the Director, officer, employee, fiduciary or agent undertakes in writing to repay the amount if it is a ultimately determined that such person did not meet the statutory standards of conduct and a determination is made that the facts then known to those making the determination would not preclude indemnification under the Colorado Business Corporation Act.

Section 7-109-106 of the Colorado Business Corporation Act provides that the determination that a Director or other person is entitled to indemnification or advancement of expenses under the Act is to be made by (i) the board of directors by a majority vote of those present at a meeting at which a quorum is present (and only those directors not parties to the Proceeding shall be counted in satisfying the quorum), (ii) if a quorum cannot be obtained, by a majority vote of a committee of the board, which shall consist of two or more directors not parties to the Proceeding (except that directors who are parties to the Proceeding may participate in the designation of the directors for the committee) or (iii) by the corporation’s shareholders. With respect to clauses (i) and (ii), if a quorum of the board cannot be obtained and a committee cannot be established (or even if quorum is obtained or a committee is designated), if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made under the Act must be made by independent legal counsel selected by a vote of the board or committee constituted in the manner contemplated in the preceding sentence or if a quorum cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors. Authorization of indemnification and advancement of expenses must be made in the same manner as the determination that indemnification or advancement of expenses is permissible; except that, if the determination that indemnification or advancement of expenses is permissible is made by independent legal counsel, authorization of indemnification and advancement of expenses is to be made by the body that selected such counsel.

It is the opinion of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following Exhibits are filed with this Registration Statement:

Exhibit Number	Exhibit
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-1, File No. 333-163342)
4.2	Bylaws (incorporated by reference to Exhibit 3.4 to our Registration Statement on Form S-1, File No. 333-163342)
4.3*	2014 Equity Incentive Plan, as amended
4.4	Form of Time-Based Options Award (incorporated by reference to Exhibit 10.2 to our Form 8-K filed on December 14, 2017)
4.5	Form of Performance-Based Options Award (incorporated by reference to Exhibit 10.2 to our Form 8-K filed on December 14, 2017)
5.1*	Opinion of Morrison & Foerster LLP
23.1*	Consent of Hall & Company, Inc., Independent Registered Public Accounting Firm
23.2*	Consent of Morrison & Foerster LLP (incorporated by reference to Exhibit 5.1)
24	Power of Attorney (included on the signature page of this Registration Statement)

*   filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include, any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing previsions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, Colorado, on June 4, 2018.

GENERAL CANNABIS CORP.

By:	/s/ Robert L. Frichtel
Robert L. Frichtel
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Frichtel and Brian Andrews, and each of them, as his or her attorneys-in-fact and agents, each with the power of substitution, for him or her in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the 1st day of June, 2018.

June 4, 2018	By:	/s/ Robert L. Frichtel
Robert L. Frichtel
Principal Executive Officer and Director

June 4, 2018	By:	/s/ Brian Andrews
Brian Andrews
Principal Financial and Accounting Officer

June 4, 2018	By:	/s/ Michael Feinsod
Michael Feinsod
Chairman of the Board of Directors

June 4, 2018	By:	/s/ Peter Boockvar
Peter Boockvar
Director

June 4, 2018	By:	/s/ Duncan Levin
Duncan Levin
Director

June 4, 2018	By:	/s/ Mark Green
Mark Green
Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-1, File No. 333-163342)
4.2	Bylaws (incorporated by reference to Exhibit 3.4 to our Registration Statement on Form S-1, File No. 333-163342)
4.3*	2014 Equity Incentive Plan, as amended
4.4	Form of Time-Based Options Award (incorporated by reference to Exhibit 10.2 to our Form 8-K filed on December 14, 2017)
4.5	Form of Performance-Based Options Award (incorporated by reference to Exhibit 10.2 to our Form 8-K filed on December 14, 2017)
5.1*	Opinion of Morrison & Foerster LLP
23.1*	Consent of Hall & Company, Inc., Independent Registered Public Accounting Firm
23.2*	Consent of Morrison & Foerster LLP (incorporated by reference to Exhibit 5.1)
24	Power of Attorney (included on the signature page of this Registration Statement)

*   filed herewith.